Exhibit 5.1

April 2, 2007

Board of Directors

Eastern Insurance Holdings, Inc.

25 Race Avenue

Lancaster, PA 17603

Re:	Registration Statement on Form S-8
2006 Stock Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Eastern Insurance Holdings, Inc., a Pennsylvania corporation (“Eastern”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,046,500 shares of common stock, no par value, of Eastern (the “Common Stock”) reserved for issuance pursuant to the Eastern Insurance Holdings, Inc. 2006 Stock Incentive Plan (the “Plan”). In such capacity, we have reviewed the following:

1. The Articles of Incorporation of Eastern;

2. The Bylaws of Eastern;

3. The Registration Statement on Form S-8 with respect to the Plan (the “Registration Statement”) filed by Eastern with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act;

4. Proceedings of the Board of Directors of Eastern relating to the adoption of the Plan and the authorization, execution and filing of the Registration Statement; and

5. The Plan.

Based upon the foregoing, it is our opinion that when the Common Stock is issued and delivered pursuant to the terms of the Plan, such shares of Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement as counsel that has passed upon the legality of the shares of Common Stock to be issued pursuant to the Plan. We further consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder.

/s/ STEVENS & LEE, P.C.